EXHIBIT 16.1

January 19, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 16, 1998, of Discovery Laboratories, Inc. and are in agreement with the statements contained therein, with the exception of the first sentence of the first paragraph on which we have no basis to agree or disagree.


                                                /s/ ERNST & YOUNG LLP